Exhibit 8.1

SUBSIDIAIRES OF AGM GROUP HOLDINGS INC.

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
AGM Technology Limited	Hong Kong, People’s Republic of China	May 21, 2015	100%
AGM Software Service LTD	British Virgin Islands	June 14, 2017	100%
Anyi Network Inc.	Cayman Islands	October 4, 2017	100%
Anyi Technology Limited	Hong Kong, People’s Republic of China	October 23, 2017	100%
AGM Tianjin Construction Development Co., Ltd. 天津安高盟建设发展有限公司	People’s Republic of China	October 13, 2015	100%
Beijing AnGaoMeng Technology Service Co., Ltd. 北京安高盟科技服务有限公司	People’s Republic of China	November 13, 2015	100%
Jiangsu AnYiWang Internet Technology Co., Ltd. 江苏安易王网络科技有限公司	People’s Republic of China	November 13, 2017	100%
Beijing AnYiWang Technology Co., Ltd. 北京安易王科技有限公司	People’s Republic of China	January 2, 2018	100%
Changzhou AnYiWang Internet Technology Co., Ltd. 常州安易王网络科技有限公司	People’s Republic of China	November 27, 2017	100%
Lianyungang AnYiWang Software Co., Ltd. 连云港安易王软件有限公司	People’s Republic of China	November 20, 2017	100%
Tongshan Naquan Technology Services Co., Ltd. 通山纳全科技服务有限公司	People’s Republic of China	May 3, 2018	100%
Hubei AnYiWang Internet Technology Co., Ltd. 湖北安易王网络科技有限公司	People’s Republic of China	March 8, 2018	100%